Exhibit 99.1

News Release

Date: August 6, 2015

American Homes 4 Rent Reports Second Quarter 2015 Financial and Operating Results

AGOURA HILLS, California—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter ended June 30, 2015.

Highlights

•                  Core Funds from Operations attributable to common share and unit holders (“Core FFO attributable to common share and unit holders”) (as defined) for the second quarter of 2015 were $45.3 million, or $0.17 per FFO share and unit, which represents a 28.3% increase per FFO share and unit, compared to $35.3 million, or $0.15 per FFO share and unit, for the same period in 2014.

•                  Achieved record-breaking leasing performance, increasing total portfolio leased percentage to 93.1% as of June 30, 2015, which further increased to 93.8% as of July 31, 2015.

•                  Stabilized portfolio leased percentage was 95.8% as of June 30, 2015.

•                  Maintained strong tenant renewal rate of 76.6% for the second quarter of 2015.

•                  Net Operating Income from initially leased properties (“Initially Leased Property NOI”) for the quarter ended June 30, 2015, was $84.2 million, a 48.7% increase from $56.6 million for the quarter ended June 30, 2014.

•                  Total portfolio increased by 903 homes to 37,491 as of June 30, 2015, from 36,588 as of March 31, 2015.

“We are pleased with the strong operating results for the second quarter of 2015, which is a direct result of the strength of our platform and the hard work of our team,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer.  “We achieved record leasing volume, resulting in a quarter-end total portfolio leased percentage of 93.1%, up from 85.2% a quarter earlier.  In addition, we accelerated our year over year Same-Home quarterly revenue growth to 4.6%.  We remain well-positioned to take advantage of growth opportunities going forward, as we execute our strategy to drive value for our shareholders.”

Second Quarter 2015 Financial Results

Total revenues increased 62.9% to $153.6 million for the second quarter of 2015 from $94.3 million for the second quarter of 2014. Revenue growth was primarily driven by continued strong leasing activity, as our average leased portfolio grew to 33,043 homes for the second quarter of 2015, compared to 22,015 homes for the second quarter of 2014.

Initially Leased Property NOI increased 48.7% to $84.2 million for the second quarter of 2015, compared to $56.6 million for the second quarter of 2014. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties.

Core FFO attributable to common share and unit holders was $45.3 million, or $0.17 per FFO share and unit, for the second quarter of 2015, compared to $35.3 million, or $0.15 per FFO share and unit, for the second quarter of 2014.

Net loss totaled $8.4 million for the second quarter of 2015, compared to a net loss of $3.4 million for the second quarter of 2014.

Year-to-Date 2015 Financial Results

Total revenues increased 66.3% to $285.4 million for the six-month period ended June 30, 2015, from $171.6 million for the six-month period ended June 30, 2014. Revenue growth was primarily driven by continued strong leasing activity, as our average leased portfolio grew to 31,445 homes for the six-month period ended June 30, 2015, compared to 20,453 homes for the six-month period ended June 30, 2014.

Initially Leased Property NOI increased 53.9% to $160.6 million for the six-month period ended June 30, 2015, compared to $104.3 million for the six-month period ended June 30, 2014. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties.

Core FFO attributable to common share and unit holders was $87.2 million, or $0.33 per FFO share and unit, for the six-month period ended June 30, 2015, compared to $63.4 million, or $0.26 per FFO share and unit, for the six-month period ended June 30, 2014.

Net loss totaled $16.7 million for the six-month period ended June 30, 2015, compared to a net loss of $10.3 million for the six-month period ended June 30, 2014.

Initially Leased Property NOI, FFO attributable to common share and unit holders and Core FFO attributable to common share and unit holders are supplemental non-GAAP financial measures. Reconciliations to GAAP measures are provided in a schedule accompanying this press release.

Portfolio

As of June 30, 2015, the Company had 34,903 leased properties, an increase of 3,720 properties from March 31, 2015. As of June 30, 2015, the leased percentage on stabilized properties was 95.8%, compared to 93.4% as of March 31, 2015.

Investments

During the second quarter of 2015, the Company’s total portfolio grew by 903 homes to 37,491 homes as of June 30, 2015, compared to 36,588 homes as of March 31, 2015.

Capital Activities and Balance Sheet

As of June 30, 2015, the Company had total outstanding debt of $2.3 billion with a weighted-average interest rate of 3.68% and a weighted-average term to maturity of 12.6 years. The Company’s $800.0 million credit facility, which bears interest at LIBOR plus 275 basis points, had an outstanding balance of $177.0 million at the end of the quarter, with available capacity of $623.0 million.

Additional Information

A copy of the Company’s Second Quarter 2015 Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com.  This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call

A conference call is scheduled on Friday, August 7, 2015, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2015, and to provide an update on its business. The domestic dial-in number is (877) 705-6003 (for U.S. and Canada) and the international dial-in number is (201) 493-6725 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, August 21, 2015, by calling (877) 870-5176 (U.S. and Canada) or (858) 384-5517 (international), replay passcode number 13614033#, or by using the link at www.americanhomes4rent.com, under “For Investors.”

About American Homes 4 Rent

American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of June 30, 2015, we owned 37,491 single-family properties in selected submarkets in 22 states.

Forward-Looking Statements

This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that we have a continuing significant opportunity to acquire quality single-family homes and to experience high tenant retention and rental rate increases. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company’s subsequent filings with the SEC.

Non-GAAP Financial Measures

This press release and the Second Quarter 2015 Supplemental Information Package include FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Initially Leased Property NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income / (loss) or net cash flows from operating activities, as defined by GAAP, as measures of our liquidity, operating performance or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Second Quarter 2015 Supplemental Information Package.

American Homes 4 Rent

Consolidated Balance Sheets

(Amounts in thousands, except share data)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Single-family properties:
Land	$1,192,335	$1,104,409
Buildings and improvements	5,263,599	4,808,706
Single-family properties held for sale	6,387	3,818
	6,462,321	5,916,933
Less: accumulated depreciation	(300,173)	(206,262)
Single-family properties, net	6,162,148	5,710,671
Cash and cash equivalents	90,657	108,787
Restricted cash	94,837	77,198
Rent and other receivables, net	12,184	11,009
Escrow deposits, prepaid expenses and other assets	118,516	118,783
Deferred costs and other intangibles, net	62,299	54,582
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,655	120,655
Total assets	$6,686,962	$6,227,351

Liabilities
Credit facility	$177,000	$207,000
Asset-backed securitizations	2,063,663	1,519,390
Secured note payable	51,200	51,644
Accounts payable and accrued expenses	158,037	149,706
Amounts payable to affiliates	1,863	-
Contingently convertible Series E units liability	68,076	72,057
Preferred shares derivative liability	57,260	57,960
Total liabilities	2,577,099	2,057,757

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized,
210,852,089 and 210,838,831 shares issued and outstanding
at June 30, 2015, and December 31, 2014, respectively	2,108	2,108
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized,
635,075 shares issued and outstanding at June 30, 2015, and December 31, 2014	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized,
17,060,000 issued and outstanding at June 30, 2015, and December 31, 2014	171	171
Additional paid-in capital	3,619,503	3,618,207
Accumulated deficit	(226,797)	(170,162)
Accumulated other comprehensive loss	(199)	(229)
Total shareholders’ equity	3,394,792	3,450,101

Noncontrolling interest	715,071	719,493
Total equity	4,109,863	4,169,594

Total liabilities and equity	$6,686,962	$6,227,351

American Homes 4 Rent

Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Rents from single-family properties	$137,818	$88,871	$258,498	$162,632
Fees from single-family properties	2,204	1,889	3,535	3,247
Tenant charge-backs	11,962	3,138	20,334	5,028
Other	1,644	406	3,009	675
Total revenues	153,628	94,304	285,376	171,582

Expenses:
Property operating expenses
Leased single-family properties	67,823	37,299	121,753	66,565
Vacant single-family properties and other	4,456	5,842	10,428	14,885
General and administrative expense	6,276	5,703	12,407	10,777
Interest expense	22,003	3,888	37,673	5,390
Noncash share-based compensation expense	734	612	1,430	1,144
Acquisition fees and costs expensed	4,236	919	10,144	1,371
Depreciation and amortization	59,221	38,325	112,885	73,456
Total expenses	164,749	92,588	306,720	173,588

Remeasurement of Series E units	2,143	(4,944)	3,981	(7,700)
Remeasurement of preferred shares	580	(141)	700	(598)

Net loss	(8,398)	(3,369)	(16,663)	(10,304)

Noncontrolling interest	3,730	4,212	7,686	7,832
Dividends on preferred shares	5,569	4,669	11,138	7,790

Net loss attributable to common shareholders	$(17,697)	$(12,250)	$(35,487)	$(25,926)

Weighted-average shares outstanding–basic and diluted	211,487,164	185,515,651	211,484,461	185,510,004

Net loss attributable to common shareholders
per share–basic and diluted	$(0.08)	$(0.07)	$(0.17)	$(0.14)

Non-GAAP Financial Measures

FFO and Core FFO attributable to common share and unit holders

The following is a reconciliation of net loss attributable to common shareholders to FFO attributable to common share and unit holders and Core FFO attributable to common share and unit holders for the three and six months ended June 30, 2015 and 2014 (amounts in thousands, except share and per share data):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to common shareholders	$(17,697)	$(12,250)	$(35,487)	$(25,926)
Adjustments:
Noncontrolling interests in the Operating Partnership	3,861	4,140	7,730	7,855
Depreciation and amortization of real estate assets	56,866	36,793	108,070	70,620
FFO attributable to common share and unit holders	$43,030	$28,683	$80,313	$52,549
Adjustments:
Acquisition fees and costs expensed	4,236	919	10,144	1,371
Noncash share-based compensation expense	734	612	1,430	1,144
Remeasurement of Series E units	(2,143)	4,944	(3,981)	7,700
Remeasurement of preferred shares	(580)	141	(700)	598
Core FFO attributable to common share and unit holders	$45,277	$35,299	$87,206	$63,362
Weighted-average number of FFO shares and units (1)	265,763,808	239,138,917	265,761,105	239,133,270
Per FFO share and unit:
FFO attributable to common share and unit holders	$0.16	$0.12	$0.30	$0.22
Core FFO attributable to common share and unit holders	$0.17	$0.15	$0.33	$0.26

(1)     Includes weighted-average common shares outstanding and assumes full conversion of all Operating Partnership units outstanding, including Class A units, which totaled 14,440,670 at June 30, 2015, and 13,787,292 at June 30, 2014, as well as 31,085,974 Series C units, 4,375,000 Series D units and 4,375,000 Series E units at June 30, 2015 and 2014.

FFO attributable to common share and unit holders is a non-GAAP measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance.  We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with business combinations and the acquisition of individual properties, (2) noncash share-based compensation expense and (3) noncash fair value adjustments associated with remeasuring our Series E units liability and preferred shares derivative liability to fair value.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many analysts in evaluating our Company.  We believe that FFO attributable to common share and unit holders is a helpful measure of a REIT’s performance since this metric excludes depreciation, which is included in computing net income and assumes that the value of real estate diminishes predictably over time.  We believe that real estate values fluctuate due to market conditions and in response to inflation.

We also believe that Core FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, are helpful to investors as supplemental measures of the operating performance of our Company as they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.

FFO attributable to common share and unit holders and Core FFO attributable to common share and unit holders are not a substitute for net cash flows from operating activities or net income / (loss) per share, as determined in accordance with GAAP, as a measure of our liquidity, operating performance or ability to pay dividends.  These measures also are not necessarily indicative of cash available to fund future cash needs.  Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

Reconciliation of Initially Leased Property NOI to Net Loss

Initially Leased Property NOI is a supplemental non-GAAP financial measure that we define as rents and fees from single-family properties and tenant charge-backs, less property operating expenses for initially leased single-family properties. Initially Leased Property NOI excludes remeasurement of preferred shares, remeasurement of Series E units, depreciation and amortization, acquisition fees and costs expensed, noncash share-based compensation expense, interest expense, general and administrative expense, property operating expenses for vacant single-family properties and other, and other revenues.

We consider Initially Leased Property NOI to be a meaningful financial measure because we believe it is helpful to investors in understanding the operating performance of our initially leased single-family properties. It should be considered only as a supplement to net income / (loss) as a measure of our performance. Initially Leased Property NOI should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. Initially Leased Property NOI also should not be used as a substitute for net income / (loss) or net cash flows from operating activities (as computed in accordance with GAAP).

The following is a reconciliation of Initially Leased Property NOI to net loss as determined in accordance with GAAP (amounts in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss	$(8,398)	$(3,369)	$(16,663)	$(10,304)
Remeasurement of preferred shares	(580)	141	(700)	598
Remeasurement of Series E units	(2,143)	4,944	(3,981)	7,700
Depreciation and amortization	59,221	38,325	112,885	73,456
Acquisition fees and costs expensed	4,236	919	10,144	1,371
Noncash share-based compensation expense	734	612	1,430	1,144
Interest expense	22,003	3,888	37,673	5,390
General and administrative expense	6,276	5,703	12,407	10,777
Property operating expenses for vacant single-family properties and other	4,456	5,842	10,428	14,885
Other revenues	(1,644)	(406)	(3,009)	(675)
Initially Leased Property NOI	$84,161	$56,599	$160,614	$104,342

Contact:

American Homes 4 Rent

Investor Relations

Phone: (855) 794-2447

Email: investors@ah4r.com